Exhibit 8.1

600 Quarrier Street

Charleston, West Virginia 25301

7000 Hampton Center

Morgantown, West Virginia 26505

511 7th Street

Moundsville, West Virginia 26041

501 Avery Street

Parkersburg, West Virginia 26101

101 South Queen Street Martinsburg, West Virginia 25401 Post Office Drawer 1419 Martinsburg, West Virginia 25402-1419 (304) 263-0836 www.bowlesrice.com	6000 Town Center Boulevard, Suite 210 Canonsburg, Pennsylvania 15317 333 West Vine Street, Suite 1700 Lexington, Kentucky 40507 480 West Jubal Early Drive, Suite 130 Winchester, Virginia 22601

September 6, 2013

Richard M. Adams

United Bankshares, Inc.

514 Market Street

Post Office Box 1508

Parkersburg, West Virginia 26102

Dear Mr. Adams:

We have acted as counsel to United Bankshares, Inc., a West Virginia corporation (“Buyer”), in connection with the proposed merger (“Merger”) of Virginia Commerce Bancorp, Inc., a Virginia corporation (“Virginia Commerce”), with and into George Mason Bankshares, Inc., a Virginia second-tier bank holding company (“Merger Sub”), pursuant to the Agreement and Plan of Reorganization executed by Buyer and Virginia Commerce and dated as of January 29, 2013 (the “Agreement and Plan of Reorganization”). Merger Sub is a subsidiary of Buyer. At your request, and in connection with the filing by Buyer of a Registration Statement on Form S-4, including the prospectus and joint proxy statement contained therein with the Securities and Exchange Commission (the “Commission”), we are rendering our opinions concerning material United States federal income tax matters.

All capitalized terms used herein and not otherwise defined herein shall have the same meanings given to them in the Agreement and Plan of Reorganization. Except as otherwise indicated, all “Section” and “Regulation” references contained herein refer, respectively, to sections of the Internal Revenue Code of 1986, as amended, and to the Treasury Regulations promulgated thereunder.

REPRESENTATIONS

With your permission, we have relied upon statements and representations set forth in the Agreement and Plan of Reorganization, in the Registration Statement on Form S-4, and any exhibits attached thereto, initially filed on May 29, 2013, as amended or supplemented through the date hereof (the “Registration Statement”), and in letters of each of Buyer and Virginia Commerce addressed to this firm and Troutman Sanders LLP, counsel to Virginia Commerce, of even date herewith, concerning the Merger (collectively, the “Tax Certificates”). The relevant facts concerning the Merger are set forth in the Agreement and Plan of Reorganization and the Registration Statement.

Richard M. Adams

September 6, 2013

The facts and the description of the Merger set forth in the Agreement and Plan of Reorganization and the Registration Statement are incorporated herein by this reference.

ASSUMPTIONS

In rendering the opinions set forth below, we have assumed, with your permission, that (i) the Merger will be consummated in accordance with the Agreement and Plan of Reorganization and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Merger and the parties thereto set forth in the Agreement and Plan of Reorganization are true, complete and correct, and the Registration Statement is true, complete and correct (other than the information provided in the Registration Statement under the caption “The Merger – Material U.S. Federal Income Tax Consequences”), (iii) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and Plan of Reorganization, (iv) the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Buyer and Virginia Commerce dated as of the date hereof and delivered to us for the purpose of this opinion (collectively, the “Officer’s Certificates”) are true, complete and correct as of the date thereof and will remain true, complete and correct at all times up to the Effective Time, (v) all of the documents that have been executed will not be amended, and that any documents that have been presented to us but that will be executed at a later date, will be executed without any material changes, (vi) the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained in the Tax Certificates are true, complete and correct as of the date thereof and will remain true, complete and correct at all times up to the Effective Time, and (vii) any statements and representations made in the Officer’s Certificates or the Tax Certificates “to the knowledge of,” or similarly qualified, are and will be true, complete and correct. If any of the above-described assumptions are untrue for any reason, or if the Merger is consummated in a manner that is different from the manner in which it is described in the Agreement and Plan of Reorganization or the Registration Statement, our opinions as expressed below may be adversely affected.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Agreement and Plan of Reorganization and (iii) such corporate records, agreements, documents and other instruments as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Richard M. Adams

September 6, 2013

OPINION

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”, (i) we are of the opinion that the Merger will constitute a tax-free reorganization within the meaning of Internal Revenue Code Section 368(a) and (ii) we adopt as our opinion, insofar as they may be construed as conclusions of U.S. federal tax law, the statements made in the “Consequences to Shareholders” portion of the “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” section of the Registration Statement.

It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, the opinions expressed in this letter may become inapplicable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in respect to the shares of Buyer Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption “The Merger – Material U.S. Federal Income Tax Consequences” and elsewhere in the Prospectus and Joint Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/BOWLES RICE LLP